UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 3, 2005

PLATO Learning, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-20842	36-3660532
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10801 Nesbitt Avenue South, Bloomington, Minnesota		55437
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-832-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

On March 3, 2005, our Board of Directors approved amendments to our 2002 Stock Plan, which had the effect of eliminating automatic vesting of stock options and restricted stock awards upon a change in control of the Company. These amendments are effective for all grants made on or after March 4, 2005, excluding those grants made to the Chief Executive Officer and the Chief Financial Officer of the Company, whose grants would vest immediately upon the occurrence of both a change in control and termination without cause or change in position. The amendments will give the Compensation Committee of our Board of Directors the power and authority to determine the terms of any award under the plan with respect to vesting, exercisability, restrictions, and other terms upon a change in control, which terms shall be contained in the award agreement. Documents related to these amendments are currently being drafted and will be filed on a future amendment to this Current Report on Form 8-K when they are completed.

Also, on March 3, 2005, our Board of Directors approved stock option grants to the following executive officers: Laurence L. Betterley (options to purchase 80,000 shares of our common stock) and Jill S. Verlo (options to purchase 50,000 shares of our common stock). These stock options have an exercise price of $7.76 per share (which was the fair market value of our common stock on the grant date), vest in three equal annual installments beginning March 3, 2006, and expire eight years from the grant date. The form of stock option agreement related to these grants is attached hereto as Exhibit 10.39.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.39 Form of Stock Option Agreement for 2002 Stock Plan.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATO Learning, Inc.

March 10, 2005	By:	Laurence L. Betterley

Name: Laurence L. Betterley
Title: Senior Vice President and Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.39	Form of Stock Option Agreement for 2002 Stock Plan